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                                   EXHIBIT 2.3

 SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE DATED MARCH 23, 1998 BY AND BETWEEN JEANNETTE NEBOUT AND PIERRE NEBOUT, AS TRUSTEES OF THE PIERRE NEBOUT AND JEANNETTE NEBOUT INTER VIVOS REVOCABLE TRUST DATED JULY 20, 1995, AS SELLER AND
                    THE PEREGRINE REAL ESTATE TRUST AS BUYER


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                                  June 22, 1998


The Peregrine Real Estate Trust
1300 Ethan Way, Suite 200
Sacramento, CA  95825-2211
Attn:  Mr. Roger Snell

Pamela II. Bennett, Esq.
Orrick, Herrington & Sutcliffe LLP
400 Sansome Street
San Francisco, CA  94111

            Re:   Agreement of Purchase and Sale/Holiday Inn, Concord,
                  California

To Peregrine Real Estate Trust and Ms. Bennett.

            Confirming our conversations, pursuant to that certain Agreement of Purchase and Sale dated as of March 23, 1998 between The Peregrine Real Estate Trust ("Purchaser") and Jeannette Nebout and Pierre Nebout, as Trustees of the Pierre Nebout and Jeannette Nebout Inter Vivos Revocable Trust dated 7/20/95 ("Seller"), as amended by that certain side letter agreement dated May 18, 1998 (collectively, the "Agreement"), Purchaser and Seller hereby agree as follows:

            1. Effective as of the date of this letter agreement, the parties hereto elect to reinstate the Agreement as modified by this letter agreement.

            2.    Section 12.15 of the Agreement shall be amended as follows:

                  (a) All references in Section 12.15 to "Title Company" shall be amended to refer to "Bank of San Francisco, 550 Montgomery Street, 10th Floor, San Francisco, California 94111."

                  (b) Section 12.15 (d) shall be amended by deleting the reference to "Ten Thousand Dollars ($10,000)" and replacing with "Twenty Thousand Dollars ($20,000").

            3. Notwithstanding the 10 day provision contained therein, effective as of the date of this agreement, the closing date referred to in Section 9.1 of the Agreement shall be July 1, 1998.

            4.    Buyer notifies Seller that all of the conditions contained in
            3.1 of the above referenced Agreement of Purchase have been fulfilled and said conditions are waived.


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The Peregrine Real Estate Trust
Pamela II. Bennett, Esq
June 22, 1998
Page Two


            5. In the event that Purchaser does not elect to proceed with the purchase of the Property in accordance with the terms of the Agreement, as amended by this letter agreement, the Deposit and any accrued interest thereon, shall be promptly returned to Purchaser.

            Please confirm Buyer's agreement to the terms of this letter agreement by executing a copy hereof and return the original via overnight courier and a copy via facsimile to Jim G. Price.

            Except as modified hereby, the Agreement shall remain in full force and effect. All capitalized terms used herein, which have defined meanings in the Agreement, shall have the same defined meanings herein. This letter agreement may be executed in counterparts.

            We sincerely appreciate your cooperation in this matter.

                                  Very truly yours,

                                  PIERRE NEBOUT AND JEANNETTE
                                  NEBOUT, AS TRUSTEES OF THE PIERRE
                                  NEBOUT AND JEANNETTE NEBOUT
                                  INTER VIVOS REVOCABLE TRUST
                                  DATED 7/20/95


                                  PIERRE NEBOUT


                                  JEANNETTE NEBOUT

cc:   Jim G. Price, Esq.

We agree to the terms and conditions of this letter agreement.

THE PEREGRINE REAL ESTATE TRUST

By:______________________________________

ITS:_____________________________________


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